UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 2, 2016

PEABODY ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-16463	13-4004153
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Market Street, St. Louis, Missouri		63101-1826
(Address of Principal Executive Offices)		(ZIP Code)

Registrant’s telephone number, including area code: (314) 342-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously disclosed, on April 13, 2016, Peabody Energy Corporation, a Delaware corporation (the “Company”) and a majority of the Company’s wholly owned domestic subsidiaries, as well as one international subsidiary in Gibraltar (collectively with the Company, the “Debtors”), filed voluntary petitions under Chapter 11 of Title 11 of the U.S. Code (“Chapter 11”) in the United States Bankruptcy Court for the Eastern District of Missouri (the “Bankruptcy Court”). The Debtors’ Chapter 11 cases are being jointly administered under the caption In re Peabody Energy Corporation, et al., Case No. 16-42529.

In addition, as previously disclosed, on May 18, 2016, the Bankruptcy Court entered an order approving that certain Superpriority Secured Debtor-in-Possession Credit Agreement (the “DIP Credit Agreement”), dated April 18, 2016, between the Company, as borrower, Citibank, N.A., as administrative agent and the lender parties thereto on a final basis.

On December 2, 2016, the Company filed a motion with the Bankruptcy Court seeking, among other things, authority to pay in full all amounts outstanding under the DIP Credit Agreement prior to the scheduled maturity date and confirmation of the Company’s continued use of cash collateral (the “DIP Motion”). The Company expects that the repayment of its obligations under the DIP Credit Agreement will not impact the Company’s rights and obligations under settlement agreements and consent orders with certain state environmental regulatory agencies, including the superpriority administrative claims granted pursuant to and in accordance with the those agreements and orders, as noted in the DIP Motion and proposed order. The DIP Motion can be found at www.kccllc.net/Peabody.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEABODY ENERGY CORPORATION

December 2, 2016	By:	/s/ A. Verona Dorch
Name: A. Verona Dorch Title: Chief Legal Officer